- PRESS RELEASE -

FOR IMMEDIATE DISTRIBUTION

APRIL 22, 2020

AB INTERNATIONAL GROUP TO LAUNCH NEW VIDEO

STREAMING SERVICE CALLED ABQQ.TV THIS YEAR

Highlights:

•	Contribute New and Profitable Revenues to Company Earnings Following Launch
•	Hybrid Subscription and Advertising Business Model to Drive Revenue Growth
•	New Service to Feature Original and Exclusive Content Produced by Company
•	Driven by Company’s Patented and Proprietary Mobile Technology Leveraging 5G Mobile Technology
•	ABQQ.tv to Capture Market Share in China’s Multi-Billion Dollar and Growing Video Streaming Industry

HONG KONG and NEW YORK, April 22, 2020 -- AB International Group Corp. (Stock Ticker: ABQQ), an intellectual property (IP) and movie investment and licensing firm, today announced it has nearly completed the first phase development of its highly anticipated video streaming service targeting China’s multi-billion dollar and growing video streaming industry and expects a full launch this year. The service will be marketed and distributed in China under the brand name ABQQ.tv and will feature Chinese movies, television shows and drama series produced almost entirely by the Company. ABQQ.tv is expected to generate a new and profitable revenue stream immediately following its launch derived from its hybrid subscription and advertising business model. It will have a mini program called “ABQQTV” running on WeChat platform at launch time, subscribers makes payment of subscription fee through WeChat Pay.

The Company noted that its decision to accelerate the development and launch date of its video streaming service was largely also in part to the mandatory quarantines being implemented due to the COVID-19 pandemic, which has increased viewership of video streaming services and the Internet by as much as 70% over the course of the past several weeks.

The Company today also announced much of ABQQ.tv’s original line-up of at least ten full-length movies that were produced by its in-house studios, 20-minute daily television shows as well as between two to three dramas that have also been produced in-house and are expected to generate similar types of “binge-watching” behavior as their comparable shows do on Netflix in the United States. ABQQ.tv also expects to supplement its line-up of originally-produced programming with content that has been secured from various business partners as a result of their strong interest in partnering with ABQQ.tv while licensing and advertising fees are likely to be the lowest possible pre-launch.

ABQQ Press Release

The first ten movies expected to be offered by ABQQ.tv will feature major Chinese movie stars such as Huang Bo, Wang Baoqiang and Yao Chen. Certain television shows will include “Cook at Home” as well as “Live Sports Anywhere”.

“Unlike the video streaming industry in the United States, the market in China is well-diversified and highly competitive with companies spending billions of dollars securing fresh or exclusive media content to entice new viewers, such as House of Cards or The Walking Dead,” said Chiyuan Deng, Chairman and Chief Executive Officer of AB International Group. “The Company believes its ability to produce and own its original content combined with its technological advantages within China’s movie industry, particularly across the new and emerging 5G data network, should enable it to rapidly capture market share across targeted customer segments. Further, our position as one of the new, small but well capitalized players in the market will provide us with the flexibility to quickly take advantage of the opportunities that have emerged from the COVID-19 pandemic, make any adjustments, and ensure we are best positioned to capitalize on such opportunities compared to our larger competitors.

Revenue Growth in China’s Video Streaming Industry

Expected to Near $2.5 Billion By 2024

About AB International Group Corp.

AB International Group Corp. is an intellectual property (IP) and movie investment and licensing firm, focused on acquisitions and development of various intellectual property. We are engaged to acquisition and distribution of movies. The Company has a Patent License to a video synthesis and release system for mobile communications equipment, in which the technology is the subject of a utility model patent in

ABQQ Press Release

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the People's Republic of China. We had launched a business application through smartphones and official social media accounts based on WeChat platform in February 2019, utilizing Artificial Intelligence, it is a matching platform for performers, advertiser merchants, and owners for more efficient services. It generates revenues through an agency service fee from each matched performance.

For additional information visit www.abqqs.com

Forward-Looking Statements

This press release may contain "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to financial and operational performance including the acceleration of revenues and earnings, and the Company's overall strategy.  Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements.  These risks and uncertainties include, but are not limited to, the possibility of business disruption, competitive uncertainties, and general economic and business conditions in AB International Groups markets as well as the other risks detailed in company filings with the Securities and Exchange Commission. AB International Group undertakes no obligation to update any statements in this press release for changes that may happen after the date of this release.

Investor Relations Contact:
Jeff Deng
+852 2622 2891 or 833-919-ABQQ
corp@abqqs.com

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